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                                                                   EXHIBIT 10.19


                      LICENSING AND DISTRIBUTION AGREEMENT


         This Agreement is made effective as of June 13, 1997 (the "Effective Date") by and between Mindscape, Inc., a Delaware corporation with offices at 88 Rowland Way, Novato, CA 94845 ("Mindscape") and A.D.A.M. Software, Inc., 1600 River Edge Parkway, Suite 800, Atlanta, Georgia 30323 ("A.D.A.M.").


                                    RECITALS

A. Mindscape is engaged in the business, inter alia, of distributing and marketing computer Interactive entertainment software products in the form of computer programs and written documentation relating to their use.

B. A.D.A.M. desires to grant certain distribution rights in the Licensed Products (as defined below) which it has developed, and Mindscape desires to obtain said rights from A.D.A.M. under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, Mindscape and A.D.A.M. agree as follows:


                                    SECTION 1
                                   DEFINITIONS

         The following definitions shall apply throughout this Agreement:

         1.1 Programs. "Programs" shall mean the English language version of the software programs listed in Schedule "A" and other mutually agreed upon program titles. Unless expressly indicated to the contrary herein, the term "Program(s)" also includes "Upgrades."

         1.2 Platform. "Platform" shall mean the hardware platforms on which the Programs have been developed by A.D.A.M.

         1.3 Collateral Materials. "Collateral Materials" shall mean the instruction manuals (user's guide), packaging, labels, promotional and advertising materials which are or have been developed by A.D.A.M. for use in the sale and promotion of the Programs.

         1.4 Licensed Products. "Licensed Products" shall mean the Programs, together with associated Collateral Materials.




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         1.5      Upgrades.  "Upgrades" shall mean revisions, modifications, updates, corrected and new versions, new editions, and add-ons which may be developed by A.D.A.M. during the term of this Agreement.

         1.6 Net Cash Receipts. "Net Cash receipts" means gross receipts actually received by Mindscape from the sale, license, or sublicense of Programs less Cost of Goods, royalties, duties, credits for discounts, refunds (including price protection), replacements, and returns (including returns for stock balancing purposes).

         1.7 Cost of Goods. "Cost of Goods" means the actual cost of the finished Licensed Product unit, including program media, manuals and other collateral materials.

         1.8 Trademarks. "Trademarks" shall mean any trademarks, service marks or tradenames of A.D.A.M. associated with the Programs or as designated by A.D.A.M..

         1.9 Territory. "Territory" shall mean the World, except with respect to A.D.A.M.'s prior contractual relationships set forth in Schedule "B".


                                   SECTION 2
                           RIGHTS GRANTED TO MINDSCAPE

         2.1 Grant. In accordance with the terms and conditions of this Agreement, A.D.A.M. hereby grants to Mindscape the following license and related rights with respect to the Licensed Products in the Territory:

                  (a) to reproduce or have reproduced on its behalf the Licensed Products;

                  (b) to sell and distribute the Licensed Products during the term of the Agreement. Mindscape shall have exclusive rights to retail distribution, OEM licensing, and retail direct marketing of the Licensed Programs, except in the Health Care Market. For this purpose, the "Health Care Market" means individuals, companies and institutions that provide health care services. Notwithstanding anything herein to the contrary, in the Health Care Market, Mindscape shall only have the limited, nonexclusive right to retail direct marketing solely with respect to individuals that provide health care services. Mindscape shall not have the right to retail direct marketing in the Health Care Market, with respect to companies and institutions that provide health care services. The parties acknowledge that Mindscape's mailing list may have addresses for companies and institutions in the Health Care Market, and that a mass mailing may result in promotional materials being sent to said addresses. A mailing which incidentally includes said addresses shall not be deemed a breach of this Section 2.1. Mindscape shall have non-exclusive rights for on-line distribution of the Licensed Products and Mindscape shall have the right to






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         purchase all education SKU's related to the Licensed Products as finished goods at standard reseller prices determined by A.D.A.M. Mindscape shall distribute such educational SKUs in accordance with A.D.A.M.'s standard and commercially reasonable educational reseller practices. The rights granted to Mindscape are subject to A.D.A.M.'s right to maintain its existing contractual relationships with the third parties listed on Schedule "B". All rights not granted to Mindscape are retained by A.D.A.M. Without limiting the generality of the foregoing, A.D.A.M. expressly retains the right to retail direct marketing in the Health Care Market in any manner that A.D.A.M. deems appropriate. A.D.A.M. further retains the right to sell directly to an end-user who contacts A.D.A.M. (but not through direct mailings or catalogs);

                  (c) to affix the Trademarks to the Licensed Products and use the Trademarks in the promotion and distribution of the Licensed Products; provided that Mindscape complies in all respects with any commercially reasonable guidelines or directions provided by A.D.A.M. with respect to proper usage of the Trademarks. At the request of A.D.A.M., Mindscape will submit to A.D.A.M. any and all materials bearing or including any Trademarks. Mindscape shall submit all Licensed Product packaging to A.D.A.M. for prior review and approval. Upon the request of A.D.A.M., Mindscape will discontinue the use of (i) any Trademarks being used by Mindscape in a manner determined by A.D.A.M. to be inconsistent with the guidelines set forth above or (ii) any trademark, service mark, or tradename deemed by A.D.A.M. to create a likelihood of confusion with a Trademark.

                  (d) to publicly display and perform the Licensed Products incidental to the promotion and sale of the Licensed Products.

         2.2 Sublicenses. A.D.A.M. hereby grants Mindscape the right to sublicense the reproduction and distribution (through multiple tiers of sublicenses) of the Licensed Products; provided that Mindscape shall cause all such sublicensees to comply with the terms and conditions of this Agreement.

         2.3 No Implied Rights. Except as specifically set forth in this Agreement, no express or implied license or right of any kind is granted to Mindscape regarding the Licensed Products or the Trademarks, including, but not limited to, any right to know, use, produce, receive, reproduce, copy, market, sell, distribute, transfer, translate, modify, adapt, disassemble, decompile, or reverse-engineer the Licensed Products or create derivative works based on the Licensed Products or any portions thereof, or obtain possession of any source code or other technical material relating to the Licensed Products.







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                                    SECTION 3
                             A.D.A.M.'s OBLIGATIONS

         3.1 Upgrades. From time to time during the term of this Agreement, A.D.A.M. may create, at its own expense, Upgrades for the Program. A.D.A.M. shall provide Mindscape with the Program masters and Collateral Materials for any Upgrades created. Nothing contained in this Agreement shall be construed to obligate A.D.A.M. to create any Upgrades or Mindscape to publish them.

         3.2 Development. A.D.A.M. shall prepare and deliver to Mindscape for reproduction a master copy (golden master disc) of each Program in CD-ROM format.

         3.3 Product Quality. All A.D.A.M. titles published by Mindscape must be approved by the Mindscape quality assurance department, whose approval will not be unreasonably withheld, prior to publication. Licensor agrees, during the term of this Agreement, at its own expense, to use commercially reasonable efforts to promptly correct any material errors or defects which may be discovered in the Program.

         3.4 Marketing Support. A.D.A.M. will provide Mindscape with all reasonable cooperation and support in Mindscape's efforts to market the Programs. Accordingly, A.D.A.M. will provide, upon request, in reasonable quantities determined by A.D.A.M., any reproducible artwork and other marketing materials which A.D.A.M. has prepared for the Programs.

         3.5 Technical Support. A.D.A.M. will provide Mindscape with reasonable technical support and assistance throughout the term of this Agreement. A.D.A.M. further agrees to inform Mindscape, and Mindscape agrees to inform A.D.A.M. promptly of any known defects or operational errors in the Programs.


                                    SECTION 4
                            OBLIGATIONS OF MINDSCAPE

         4.1 Marketing. Mindscape will use reasonable efforts to promote and market the Licensed Products on the same basis as similar Mindscape products. Mindscape will submit to A.D.A.M. an initial marketing plan to be submitted to A.D.A.M. no later than April 15, 1997 and provide updated information upon request. Mindscape agrees to submit 2 sales plans in 1997, the first by April 15, 1997, and three plan in 1998 to A.D.A.M. Mindscape will bear the cost of all marketing and advertising expenses in connection with the promotion of Licensed Products in Mindscape's channels of distribution.

         4.2 Product Support and Warranty. Mindscape shall be solely responsible for providing technical support for all end-users of the Licensed Products distributed by




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Mindscape.  Warranty support and coverage shall be provided in accordance with the end-user license and warranty which has been approved by A.D.A.M. and which shall be included with the Licensed Product.

         4.3 Order Solicitation. Subject to the restrictions in Section 2.1, Mindscape may solicit orders from, inter alia, distributors, retail stores and end users for the Licensed Products and distribute the Licensed Products so ordered in accordance with Mindscape's then-effective distribution policies.

         4.4 Sales Policies. Mindscape shall sell, sublicense and distribute the Licensed Products using such sales policies and practices as are then implemented by Mindscape for its own products. A.D.A.M. understands that the sales policies maintained by Mindscape will vary from time to time, and from account to account (including discount rates, returns, adjustments, settlement, stock balance, price protection, payment and credit terms). Mindscape shall use commercially reasonable efforts to sell, promote, distribute and otherwise exploit the Licensed Products throughout the Territory.

         4.5 Promotional Copies. Mindscape shall have the right to distribute copies of the Licensed Products royalty free solely for internal and promotional use by Mindscape; such use shall not exceed, in the aggregate, during the term of this Agreement, two percent (2%) of total retail units of Programs sold during the first year of this Agreement.

         4.6 Packaging. Mindscape will display the Trademarks (or such other logos as are on the master materials and/or the Collateral Materials for the Programs which are specified by A.D.A.M.) on all packaging and sales material and will represent product with a label which has been approved in advance by A.D.A.M., that says "distributed by Mindscape." A.D.A.M. will provide Mindscape the package design for all products listed on Schedule "A". Mindscape will develop all new packaging for Licensed Products, which must be approved in advance and in writing by A.D.A.M. A.D.A.M. will approve or disapprove submitted packaging materials within five (5) business days after receipt.

         4.7 Notices. Mindscape will maintain any copyright and trademark notices which are included on and in the Licensed Products.

         4.8 Electronic Product Registration. A.D.A.M. will incur the operating expenses for the electronic registration services utilized in ATIS 97. Mindscape, at its own cost, may put electronic registration services on the other Programs. A.D.A.M. will own the registration records generated from all registration methods and will grant Mindscape a royalty free, non-exclusive, perpetual license to use and sublicense the use of such records. A.D.A.M. and Mindscape agree to share this information in an electronic form on a monthly basis.

         4.9 No Authority to Bind A.D.A.M. Mindscape has and will exercise no authority to make statements, warranties or representations concerning the Programs that exceed or are inconsistent with the marketing materials or technical specifications





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provided to Mindscape by A.D.A.M. Mindscape has and will exercise no authority to bind A.D.A.M. to any undertaking or performance with respect to the Programs.


                                    SECTION 5
                               PROPRIETARY RIGHTS

         5.1 Ownership. Notwithstanding any provision herein to the contrary, as between Mindscape and A.D.A.M., A.D.A.M. shall retain and own all worldwide right, title and interest in and to the Licensed Products and the Trademarks and all intellectual property and other rights therein, including but not limited to copyrights, patents, and trade secrets in the Programs (both object code and source code form), Program masters, and the Collateral Materials, including all copies and all portions thereof, and nothing in this Agreement will vest title in Mindscape to any rights therein, except as expressly set forth in this Agreement.

         5.2 Inventory Risk. Mindscape will assume all A.D.A.M. channel inventory of the Licensed Products. Mindscape shall own title to all media on which the Programs are copied by or for Mindscape, as well as any and all packaging and collateral materials developed by Mindscape or for its benefit. Those shall be and remain the properties of Mindscape subject to A.D.A.M.'s copyright ownership of the Programs and Collateral Materials.

         5.3 Mindscape Developed Materials. Mindscape may, at its own expense, adopt its own trademarks, artwork, copy and packaging in marketing and promoting the Licensed Products subject to A.D.A.M.'s prior written approval and Sections 4.5. and 4.6 of this Agreement.


                                    SECTION 6
                                 CONFIDENTIALITY

         6.1 Confidential Information. All documentation and information designated by the party disclosing the information (the "Disclosing Party") as proprietary or confidential, including without limitation drawings, source code, computer program listings, techniques, algorithms and processes and technical and marketing information ("Confidential Information") which is supplied by the Disclosing Party in connection with this Agreement shall be treated confidentially by the recipient of the confidential information ("Recipient") and its employees and contractors and shall not be disclosed by the Recipient, except as required in order to exercise the rights and obligations set forth in this Agreement, without the Disclosing Party's prior written consent. Recipients of Confidential Information shall disclose Confidential Information only to employees, contractors, and sublicensees who have a need to know and have executed written agreements requiring them to comply with the nondisclosure obligations set forth herein.

         6.2 Limitations. Information shall not be considered to be Confidential Information if it (1) is already or otherwise becomes publicly known through no act of




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Recipient; or (2) is lawfully received from third parties subject to no restriction of confidentiality; or (3) can be shown by Recipient to have been independently developed by it; or (4) is authorized by the Disclosing Party to disclose, copy or use; or (5) is disclosed by the Disclosing Party to third parties without restriction on subsequent disclosure; or (6) is required to be disclosed in the context of an administrative or judicial proceeding.

         6.3 Survival. The duty of confidentiality with respect to source code, which is disclosed pursuant to this Section 6, if any, shall survive the termination of the license granted in Section 2.1 for so long as the materials remain confidential and proprietary. The duty of confidentiality with respect to all other confidential information shall survive the termination or expiration of the license granted in Section 2.1 for a period of three (3) years.


                                   SECTION 7
                   WARRANTIES, COVENANTS AND INDEMNIFICATION

         7.1 Warranties and Covenants of A.D.A.M. A.D.A.M. represents, warrants and covenants to Mindscape the following:

                  (a) A.D.A.M. has the full power to enter into this Agreement;

                  (b) A.D.A.M. has all necessary rights, title, and interest in and to the Programs, Program masters, Trademarks and Collateral Materials, including without limitation the necessary rights to grant Mindscape the rights granted hereunder;

                  (c) A.D.A.M.'s performance of the terms of this Agreement and of A.D.A.M.'s obligations hereunder shall not breach any separate agreement by which A.D.A.M. is bound.

         7.2 A.D.A.M's Indemnity. A.D.A.M. agrees to indemnify, hold harmless and defend Mindscape from all claims, defense costs (including reasonable attorneys' fees), judgments and other expenses arising out of or on account of claims of:

                  (a) alleged infringement or violation of any copyright, trademark, patent, trade secret or other intellectual property right with respect to the Program, Program masters, and Collateral Materials;

                  (b) the breach of any representation, covenant or warranty set forth in Section 7.1 above.

                  (c) any third party claims arising from the use of Licensed Product other than those for which Mindscape has a duty to indemnify A.D.A.M. under section 7.5.




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         7.3      Mindscape's Obligation. Mindscape shall notify A.D.A.M.
promptly of any claim as to which indemnification will be sought and provide A.D.A.M. reasonable cooperation in the defense and settlement thereof.

         7.4 Warranties and Covenants of Mindscape. Mindscape represents, warrants and covenants to A.D.A.M. the following:

                  (a) Mindscape has the full power and authority to enter into this Agreement and to fulfill its obligations hereunder;

                  (b) any promotional materials, packaging, documentation or other materials developed by Mindscape for use with the Programs, to the extent said materials are not based upon materials provided by A.D.A.M., do not infringe upon, or misappropriate, any copyright, trademark, trade secret or other proprietary rights of any third party; and

                  (c) Mindscape's performance of the terms of this Agreement and of Mindscape's obligations hereunder shall not breach any separate agreement by which Mindscape is bound.

         7.5 Mindscape's Indemnity. Mindscape agrees to indemnify, hold harmless and defend A.D.A.M. from all claims, defense costs (including reasonable attorneys, fees), judgments and other expenses arising out of or on account of claims of:

                  (a) any actions or omissions on the part of Mindscape in reproducing, distributing or marketing the Licensed Products in Mindscape's distribution channel in accordance with this Agreement.

                  (b) any statements, claims, representations or warranties made by Mindscape or its employees, agents, sublicensees or representative, relating to the Licensed Products, other than as authorized by A.D.A.M. in writing or made in A.D.A.M.'s own writings;

                  (c) the breach of any representation, covenant or warranty set forth in Section 7.4 above.

                  (d) alleged infringement or violation of any copyright, trademark, patent, trade secret or other intellectual property right to the extent said claims arise from packaging and other materials provided by Mindscape or modifications or additions to the A.D.A.M. materials made by Mindscape.

         7.6 A.D.A.M.'s Obligation. A.D.A.M. shall notify Mindscape promptly of any claim as to which indemnification will be sought and provide Mindscape reasonable cooperation in the defense and settlement thereof.

                                    SECTION 8
                                    ROYALTIES

         8.1 Rate and Payment. In consideration for the rights granted Mindscape under Section 2 of this Agreement, and for the other obligations imposed upon A.D.A.M., Mindscape shall pay to A.D.A.M. on a calendar quarterly basis, the percentages of Net Receipts per Licensed Product set forth in Schedule "A" attached. Mindscape will provide unaudited gross sales reports for Licensed Products on a monthly basis to A.D.A.M.

         8.2 Advance. As fully recoupable advances against royalties payable under Section 8. 1, Mindscape shall pay A.D.A.M. $275,000 in non-refundable advances for the Programs in accordance with Schedule "A", payable in accordance with the Schedule of Payments also set forth on Schedule "A". All royalties payable under Section 8.1 shall be applied against advances and are fully cross-collateralizable over all Licensed Products.

         8.3 Payment Schedule. Royalties payable to A.D.A.M. under this Agreement shall be paid to A.D.A.M. within forty-five (45) days of the end of each calendar quarter in which revenues are received by Mindscape accompanied by a statement describing the calculation of Net Receipts, including revenues from sales of the Licensed Products, the units sold, samples and returns and any revenues from sublicensing.

         8.4 Records. Mindscape will keep accurate books of account and records at its principal place of business covering all transactions subject to royalty or other payments under this Section 8. Upon reasonable notice of not less than ten (10) business days, A.D.A.M. shall have the right to inspect such books of account and records to confirm that the correct amount owing A.D.A.M. under this Section 8 has been paid. Mindscape shall maintain such books of account and records for at least one (1) year after the expiration or termination of this Agreement.


                                    SECTION 9
                               TERM; TERMINATION

         9.1 Term. The term of this Agreement shall commence of March 1, 1997 and expire December 31, 1998 (the "Initial Term"), unless earlier terminated. If Mindscape pays to A.D.A.M. a minimum of $750,000 ($275,000 advance plus $475,000 in additional royalties) in total royalties during the Initial Term of this Agreement, this Agreement shall be renewed for an additional two (2) years, provided that the royalty structure for such renewal period shall be the same as the royalty structure of the Initial Term. No additional advance shall be payable upon said renewal. The parties acknowledge and agree that the Medical Housecall and Pediatric Housecall programs listed on Schedule "A", if approved by the developer and licensed to Mindscape for distribution and sale during the Initial Term, will only be licensed to Mindscape during any renewal term of this Agreement if A.D.A.M. continues to have the right to distribute said product.

         9.2 This Agreement may be terminated on the thirtieth (30) day after either party gives the other party written notice of a material breach by the other party of any material term or condition of this Agreement, unless the breach is cured before that day.

         9.3 This Agreement may be terminated on the thirtieth (30th) day after the terminating party gives the non-terminating party written notice of termination because the non-terminating party has been for more than sixty (60) days the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, composition of or assignment for the benefit of creditors. Notice of termination under this Section 9.3 is discretionary, not mandatory.


                                   SECTION 10
                         DISTRIBUTION AFTER TERMINATION

         10.1 Mindscape and any of its sublicensees granted rights under this Agreement shall be entitled to continue to hold the right to distribute and sell Licensed Products manufactured prior to the date of termination pursuant to the terms of this Agreement notwithstanding termination of the licenses granted in Section 2. 1. Licensed Products sold during this post-termination period shall be subject to royalty payments under Section 8. However, Mindscape shall not manufacture or reproduce Licensed Products after the termination of the licenses granted in Section 2.1 and no sublicensee shall manufacture or reproduce Licensed Products after the termination of its license which has been granted under Section 2.2


                                   SECTION 11
                                LEGAL PROCEEDINGS

         11.1 Mindscape will promptly notify A.D.A.M. of any infringement of A.D.A.M.'s proprietary rights that comes to Mindscape's attention and will cooperate with A.D.A.M. in any action brought by A.D.A.M. to investigate or remedy any such infringement of these rights.


                                   SECTION 12
                      GOVERNIING LAW AND DISPUTE RESOLUTION

         12.1 The parties agree to submit any dispute arising out of or in connection with this Agreement to binding arbitration in Atlanta, Georgia before the American Arbitration Association pursuant to the provisions of this Section 12, and, to the extent not inconsistent with this Section 12, the rules of the American Arbitration Association.






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The parties agree that such arbitration will be in lieu of either party's rights to assert any claim, demand or suit in any court action, provided that either party may elect either binding arbitration or a court action with respect to a breach by the other party of such party's proprietary rights, including without limitation any trade secrets, copyrights or trademarks. Any arbitration under this Agreement shall be before one arbitrator. Any arbitration shall be final and binding and the arbitrator's order will be enforceable in any court of competent jurisdiction. The arbitration shall render its decision, in writing, within thirty (30) days after the end of the arbitration hearing.

         12.2 The validity, construction, and performance of this Agreement shall be governed by the laws of the State of Georgia without regard to principles of conflicts of law.


                                   SECTION 13
                            MISCELLANEOUS PROVISIONS

         13.1 Notices. For purposes of all notices and other communications required or permitted to be given hereunder, the addresses of the parties hereto shall be as indicated below. All such communications shall be in writing and shall be deemed to have been duly given if sent by facsimile, the receipt of which is confirmed by return facsimile, or if delivered personally with receipt acknowledged, or sent by first class registered or certified mail or equivalent, return receipt requested, if available, postage paid, or commercial carrier (e.g. Federal Express or UPS), addressed to the parties at their addresses respectively set forth below:

                  If to A.D.A.M.:      A.D.A.M. Software Inc.
                                       1600 RiverEdge Parkway - Suite 800
                                       Atlanta, Georgia 30328
                                       Attention:
                                                 -----------------------------

                  If to Mindscape:     General Counsel
                                       Mindscape, Inc.
                                       88 Rowland Way
                                       Novato, CA 94945

         13.2 The Designated Person to Send and Receive Material. The parties agree that all materials exchanged between the parties for formal approval shall be communicated between single designated persons, or a single alternate designated person for each entry.

         13.3 Entire Agreement. This Agreement does not constitute an offer by Mindscape and it shall not be effective until signed by both parties. This Agreement, including any attached schedules, constitutes the entire agreement between the parties with respect to the services and all other subject matter hereof and merges all prior and contemporaneous oral or written communications, agreements, representations and/or understandings. It shall not be modified nor any provision waived or departed from except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of the parties by their respective duly authorized representatives; and then such waiver or consent shall be effective only in the specific instances of and for the specific purposes given.

         13.4 Force Maieure. Neither party shall be responsible for any failure to perform due to unforeseen, non-commercial circumstances beyond its reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, accidents, strikes, fuel or energy. In the event of any such delay, any applicable period of time for action by said party may be deferred for a period equal to the time of such delay.

         13.5 Severabiliiy. In the event that any one or more of the provisions of this Agreement is found to be illegal or unenforceable, then notwithstanding such illegality or unenforceability, this Agreement shall remain in full force and effect, and such term or provision shall be deemed stricken. However, if the stricken provision is of fundamental importance to a party, then that party may immediately terminate the Agreement and any remaining payment or similar remaining performance obligations shall be prorated accordingly.

         13.6 Contract Assignment. Neither party may assign their rights and duties under this Agreement without the written consent of the other party which will not be unreasonably withheld; however, either party may assign this Agreement to any parent, subsidiary, or affiliate of such party or to any third party which succeeds by operation of law to, or purchases or otherwise acquires substantially all of the assets of such party or a subsidiary or affiliate of such party and which assumes such party's obligation hereunder; provided, further, that in no event shall the rights or obligations of either party hereunder be assigned or assignable by any bankruptcy proceedings, and in no event shall this Agreement or any rights or privileges hereunder be an asset of either party under any bankruptcy, insolvency or reorganization proceedings.

         13.7 Waivers and Amendments. No waiver, amendment, or modification of any provision of this Agreement shall be effective unless consented to by both parties in writing. No failure or delay by either party in exercising any rights, powers, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy.

         13.8 Agency. The parties are separate and independent legal entities. Nothing in this Agreement shall constitute a partnership nor make either party the agent or representative of the other. Neither party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other.

         13.9 Titles and Headings. The titles and headings of each section are intended for convenience only and shall not be used in construing or interpreting the meaning of any particular clause or section.

         13.10 Contract Interpretation. Ambiguities, inconsistencies, or conflicts in this Agreement shall not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties' intentions at the time this Agreement is entered into.

         13.11 No Third Party Rights. This Agreement is not for the benefit of any third party, and shall not be considered to grant any right or remedy to any third party whether or not referred to in this Agreement.

         13.12 Singular and Plural Terms. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

         13.13 Singular Authority. A.D.A.M. and its representative executing this Agreement, both warrant and represent that such representative has the actual authority to enter into this Agreement on behalf of and to bind A.D.A.M. thereby. Mindscape and its representative executing this Agreement, both warrant and represent that such representative has the actual authority to enter into this Agreement on behalf of and to bind Mindscape thereby.

         13.14 Confidentiality of Agreement. The parties consider the terms of this Agreement to be confidential. Neither party shall disclose this Agreement or its terms to any third party except (1) to the extent, if any, required by law or by the legal, accounting, investment, or banking requirements of a party; or (2) with the prior written consent of the other party (such consent not to be unreasonably withheld).

         13.15 LIMITATION ON LIABILITY; REMEDIES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF EITHER PARTY HAS WARNED OR BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. MOREOVER, EXCEPT IN THE EVENT OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT INCLUDING BUT NOT LIMITED TO INTELLECTUAL PROPERTY INFRINGEMENT, IN NO EVENT SHALL A.D.A.M.'S LIABILITY TO MINDSCAPE OR ANY THIRD PARTY EXCEED THE AMOUNTS PAYABLE TO A.D.A.M. AS SET FORTH IN SCHEDULE "A".

         13.16 Survival. Without limitation, the Royalty and Indemnity provisions of this Agreement, Sections 8 and 7, shall survive the termination or expiration of the licenses granted in Section 2.1 and 2.2. The Confidentiality provisions of Section 6 shall survive the termination or expiration of the licenses granted in Sections 2.1 and 2.2 as provided in Section 6.3.

         13.17 Counterparts. This Agreement may be executed in counterparts, and a facsimile copy of this Agreement, signed by either party and transmitted to the other party, shall constitute a binding signature to this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date set forth above.


A.D.A.M.                                     MINDSCAPE, INC.



By:/S/                                       By:/S/
   --------------------------                   --------------------------



Its: Chairman and CEO                        Its:  CEO
    -------------------------                    -------------------------

                                  SCHEDULE "A"

Program(s):

                     Schedule of Advances and Royalty Rates
                     --------------------------------------


                                                                             OEM Sale
Programs                                     Advance          Royalty        Royalty
--------                                     -------          -------        --------

A.D.A.M. The Inside Story 1997 Edition*      $180,000            23%            25%

Nine Month Miracle*                          $ 70,000            23%            25%

Life's Greatest Mysteries***                 $ 15,000            20%            25%

Medical Housecall 2.0**                      $     --            23%            25%

Pediatric Housecall 1.0**                    $     --            23%            25%

Medical Housecall 1.5****                    $     --            23%            25%

ATIS 1.1***                                  $ 10,000            20%            25%

                                             $275,000
                                             --------


-------------

* Minimum royalty per unit shall be $2.00. Royalty increases to 25% after Mindscape achieves $ 1,000,000 in gross sales for these two products combined.

** Contingent on A.D.A.M.'s receipt of approval from the developer. Such titles are subject to removal. Minimum royalty per unit shall be $1.40. Royalty increase to 25% after Mindscape achieves $1,000,000 in gross sales for these two products combined.

*** Minimum royalty per unit shall be $0.25. OEM sales royalty shall be the greater of $0.25 or 25%.

**** Minimum royalty per unit shall be $0.50. OEM sales royalty shall be the greater of $0.50 or 25%.

                              Schedule of Payments


                                             Upon Execution             90 Days After
Program                                      of Dist. Terms                Execution               Jan. 31, 1998
-------                                      --------------                ---------               -------------

A.D.A.M. The Inside Story 1997 Edition*        $ 60,000                    $ 70,000                   $50,000
Nine Month Miracle*                            $ 30,000                    $ 20,000                   $20,000
Life's Greatest Mysteries***                   $ 10,000                    $     --                   $ 5,000
Medical Housecall 2.0**                        $     --                    $     --                   $    --
Pediatric Housecall 1.0**                      $     --                    $     --                   $    --
Medical Housecall 1.5****                      $     --                    $     --                   $    --
ATIS 1.1***                                    $     --                    $ 10,000                   $    --

                                               $100,000                    $100,000                   $75,000

                                  SCHEDULE "B"


               Third Parties Having Existing Consumer Contractual
                           Relationships with A.D.A.M.
                           ---------------------------



    BOMICO:       Non-exclusive for English language products in Europe.
    Expires July 12, 1997.

    RANDOM HOUSE U.K.: NON-EXCLUSIVE? expires April 15, 1997. Requires 30-day written notice. The current deal only cover ATIS 1.0 and NMM.

    BRODERBUND:   A non-exclusive bundle deal with ATIS 1.0.

    POINT GROUP:  A non-exclusive bundle/OEM deal for LGM with Compaq.

    DATAFLOW:     NON-EXCLUSIVE?  Expires July 24, 1997 with 30-days written notice. Territory is Australia and New Zealand.

    MATSUSHITA:   part of large, long-term exclusive distribution relationship.
    Have a Japanese language version of ATIS, 97 in development. Must discuss making change in distribution as it relates to English versions. No guarantees.

Worldwide, except with respect to the prior contractual relationships set forth in Schedule "B". A.D.A.M. will not extend or renew any contractual relationships with any third party listed on Schedule "B" during the term of this agreement, except possibly Matsushita.

          AMENDMENT NUMBER ONE TO LICENSING AND DISTRIBUTION AGREEMENT

This is the First Amendment (the "Amendment") to the Licensing and Distribution Agreement which was made as of June 13, 1997 (the "Effective Date" for the "Agreement") by and between Mindscape, Inc. ("Mindscape"), a Delaware corporation with offices at 88 Rowland Way, Noveto, California 94945 and A.D.A.M. Software, Inc., 1600 River Edge Parkway, Suite 500, Atlanta, Georgia 30333 ("A.D.A.M.").

WHEREAS A.D.A.M. desires to grant additional distribution rights in the Licensed Products into the K-12 education market, and Mindscape desires to obtain said rights from A.D.A.M. under the terms and conditions set forth in this Agreement.

WHEREAS the parties wish to amend the terms of the Agreement to reflect these terms, it is hereby amended effective February 24, 1998 (the "Amendment Effective Date").

1.       Section 2.1(e) shall be added as follows:

         (e) to purchase from A.D.A.M. finished goods of A.D.A.M.'s School Versions of the Licensed Products and to resell them in the US and Canada as follows:

                  (i) the exclusive right to sell and distribute the Licensed Products to Mindscape's K-12 resellers except Educational Resources, Fast Track, Scantron/Quality Computers, Fisher Scientific, Tangens Scientific, and Carolina Biological Supplies. Both parties agree not to approach the other party's resellers concerning the Licensed Products, but will each have the right to sell to resellers not on either party's then-current reseller list. Mindscape's current reseller list shall be an attachment to this Amendment;

                  (ii) the nonexclusive right to sell and distribute the Licensed Products direct to schools and through A.D.A.M.'s K-12 site license Program; and

                  (iii) the nonexclusive right to sell and distribute the Licensed Products at the state, regional, and district level; Mindscape shall achieve such sales through its District Alliance Program.

                  The "School Versions" shall be defined as: Specially packaged versions of the Licensed Products, labeled "School Version," "Lab Pack," "Teacher Edition," or with similarly mutually agreed-upon wording to distinguish them from the retail versions, and containing instructional materials not available in the retail versions.

                  As an exception to the exclusivities described in this Amendment, the parties acknowledge that Broderbund's existing reseller rights will continue until their expiration date of June 30, 1998.

2.       Section 3.6 Product Replacement shall be added as follows:

         3.6 Product Replacement. Mindscape may return Licensed Products in resaleable condition purchased from A.D.A.M. pursuant to Section 2.1(e) as finished goods to A.D.A.M. for stock balancing or in the event a Licensed Product is replaced by a revision or is declared by A.D.A.M. to be obsolete or discontinued. Further, Mindscape may return product that is defective, including returns pursuant to an end-user warranty claim. All freight charges incurred under this Section will be paid by A.D.A.M.

3.       Section 3.7 Technical Support shall be added as follows:

         3.7 Technical Support. A.D.A.M. will provide technical support to end users of the Licensed Products sold or distributed by Mindscape pursuant to
Section 2.1(e).

4.       The following sentence shall be added after the first sentence of
Section 8.1, Term: "The rights granted to Mindscape under Section 2.1(e) hereof are effective upon execution of the Amendment and will expire June 30, 2000, or 24 months after execution of the Amendment, whichever is later."

5.       Schedule A shall be amended to add the following:

         Schedule Rate and Payment for Rights Granted in Section 2.1(e)
         --------------------------------------------------------------

Except as noted in the table below, A.D.A.M. will sell the Licensed Products to Mindscape at 42.5% off its retail list price for distribution into the K-12 education market. This discount will increase to 47.5% if by March 31, 1998 Mindscape delivers to A.D.A.M. an education marketing plan showing activities and expenditures reasonably acceptable to A.D.A.M. No royalty will be paid from Mindscape to A.D.A.M. on sales of school products. Mindscape will make reasonable efforts to sell only the School Versions into the education market.

EXCEPTIONS:

                                    Regular Discount off Retail List       Discount with Approved
                                    Price                                  Marketing Plan
Higher ed products                  35%                                    40%
K-12 site license current program   25%                                    30%
Interactive Physiology              38%                                    38%
CD Quick Share                      30%                                    20%
Virtual Anatomy                     30%                                    30%
IMM Radiology                       30%                                    30%

As a clarification:

-    Higher ed products include ADAM Interactive Anatomy.
-    Interactive Physiology includes Interactive Physiology Instructor's
     Edition.


SPECIAL ARRANGEMENTS FOR A.D.A.M.'S K-12 SITE LICENSE PROGRAM

To adhere to A.D.A.M.'s published pricing and distribution policies, Mindscape will provide the customer with one master set of the Teacher's Guide and a set of reference materials with the appropriate number of CDs. Mindscape will not inventory these products; they will be shipped directly to the customer by A.D.A.M. and Mindscape's purchase price will be allocated to the minimum purchase price amount for that period.

Mindscape's costs for this program are:

     Title                    20-29          30-49          50-99
-----------------------------------------------------------------

A.D.A.M. The Inside Story     $22.20         $18.90         $17.50 (Price per unit)
Nine Month Miracle            $22.20         $18.90         $17.50  "
Life's Greatest Miracles      $22.20         $18.90         $17.50  "
A.D.A.M. Essentials           $45.50         $38.50         $35.00  "

SPECIAL ARRANGEMENTS FOR MINDSCAPE DISTRICT ALLIANCE PROGRAM (MDA)

For the purpose of these exclusive size Licenses, Mindscape will purchase the Licensed Products as CDs in jewel cases (with a frontliner and backliner) and maintain an inventory of these items. Standard with the terms of Mindscape's published MDA program, Mindscape will ship the Licensed Products to the customers and the customer will not be provided with any teacher materials. However, additional Teacher Guides may be purchased from Mindscape separately at $39.95 (Mindscape's cost from A.D.A.M. to be determined).

Mindscape's costs for CDs with jewel case for the MDA program are

       Title                                     100+
---------------------------------------------------------------
A.D.A.M. The Inside Story               $14.00 (Price per unit)
Nine Month Miracle                      $14.00 "
Life's Greatest Miracles                $14.00 "
A.D.A.M. Essentials                     $31.50 "

Mindscape will purchase, at minimum, the Licensed Products from A.D.A.M. according to the following schedule:

     $50,000 ordered on or before March 15, 1998
     an additional $50,000 ordered on or before July 31, 1998
     an additional $100,000 ordered on or before October 31, 1998 an additional $100,000 ordered on or before December 31, 1999
     ------------------------------------------------------------
     for a $300,000 total purchase commitment in Year 1

     an additional $125,000 ordered on or before March 15, 1999 an additional $125,000 ordered on or before July 31, 1999 an additional $75,000 ordered on or before October 31, 1999 an additional $75,000 ordered on or before December 31, 2000
     ------------------------------------------------------------
     for a $400,000 total purchase commitment in Year 2


It being understood that all amounts are cumulative by way of example, if Mindscape has ordered $100,000 in purchases on or before July 31, 1998, it does not owe A.D.A.M. any order at the July 31, 1998 dated, however, if Mindscape has made $95,000 in purchases, $50,000 by the March 15, 1998 target and $45,000 by July 31, 1998, it agrees to purchase an additional $5,000 on July 31, 1998 for a cumulative total of $100,000.

6. Except as provided in this Amendment, all other terms and conditions of the Agreement shall remain unmodified and are hereby reaffirmed.

IN WITNESS WHEREOF, this Amendment is executed as of the Amendment Effective Date listed above.


A.D.A.M. Software, Inc.            Mindscape, Inc.



By: /s/ Robert S. Cramer, Jr.      By: /s/ Gordon Landies
   --------------------------         --------------------------


Robert S. Cramer, Jr.              Gordon Landies
-----------------------------      -----------------------------
Print Name                         Print Name



Chairman and CEO                   Executive Vice President
-----------------------------      -----------------------------
Title                              Title